Exhibit 10.1

SEVENTH AMENDMENT TO FINANCING AGREEMENT

SEVENTH AMENDMENT, dated as of August 26, 2013 (this "Seventh Amendment"), to the Financing Agreement, dated as of January 18, 2012 (as amended, restated, supplemented, modified or otherwise changed from time to time, the "Financing Agreement"), by and among Motorcar Parts of America, Inc., a New York corporation (the "Borrower"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and PNC Bank, National Association ("PNC"), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

WHEREAS, the Borrower, the Agents and the Lenders wish to amend certain terms and provisions of the Financing Agreement as hereafter set forth.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.                   Defined Terms.  Any capitalized term used herein and not defined shall have the meaning assigned to it in the Financing Agreement.

2.	Amendments.

(a)                 Recitals.  The recitals of the Financing Agreement are hereby amended and restated in its entirety to read as follows:

"The Borrower has asked the Lenders to extend credit to the Borrower consisting of (a) one or more term loans in the aggregate principal amount of $105,000,000 and (b) a revolving credit facility in an aggregate principal amount not to exceed $20,000,000 at any time outstanding, which will include a subfacility for the issuance of letters of credit.  The proceeds of the term loans and the loans made under the revolving credit facility shall be used to (i) refinance existing indebtedness of the Borrower, (ii) in the case of term loans made on the Seventh Amendment Effective Date, satisfy in full all outstanding obligations of the Borrower under the Wanxiang Guaranty, (iii) fund general working capital purposes of the Borrower and for other general corporate purposes and (iv) pay fees and expenses related to this Agreement.  The letters of credit will be used for general working capital purposes.  The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:"

(b)                New Definitions.  Section 1.01 of the Financing Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:

""Second Additional Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make a Term Loan to the Borrower on the Seventh Amendment Effective Date in the amount set forth in Schedule 1.01(G) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement."

""Seventh Amendment" means the Seventh Amendment to this Agreement, dated as of August 26, 2013, among the Borrower, the Agents and the Lenders."

""Seventh Amendment Effective Date" means the date on which the Seventh Amendment shall become effective in accordance with its terms."

""Total Second Additional Term Loan Commitment" means the sum of the amounts of the Lenders' Second Additional Term Loan Commitments."

(c)                 Existing Definitions.

(i)                   The definition of "Applicable EBITDA Multiple" in Section 1.01 of the Financing Agreement is hereby amended by amending and restating the table set forth therein to read as follows:

"Fiscal Quarter Ended	Applicable EBITDA Multiple
March 31, 2012	3.20
June 30, 2012	3.30
September 30, 2012	3.40
December 31, 2012	3.20
March 31, 2013	3.10
June 30, 2013	3.10
September 30, 2013	3.35
December 31, 2013	3.35
March 31, 2014	3.35
June 30, 2014	3.10
September 30, 2014	3.10
December 31, 2014	3.10
March 31, 2015 and each fiscal quarter ended thereafter	2.85"

(ii)                 The definition of "Consolidated EBITDA" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"Consolidated EBITDA" means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period:  (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) the amount of all costs, fees and expenses incurred in connection with (A) the Transactions, including with respect to the write-off of deferred fees and expenses related to the Existing Credit Facility, (B) the Third Amendment and the Wanxiang Transaction Documents, (C) the Sixth Amendment and (D) liquidating Fenwick in an aggregate amount not to exceed $800,000 and as approved in writing by the Required Lenders (such costs described in this clause (D), "Fenwick Restructuring Costs"), (vi) the amount of all costs, fees and expenses incurred prior to the Effective Date in connection with the acquisition of the Excluded Subsidiaries, (vii) severance charges in an aggregate amount not to exceed $100,000 for any Fiscal Year, (viii) the amount of all travel and other administrative costs, fees and expenses (including professional fees) incurred in connection with the management of the Excluded Subsidiaries in an aggregate amount not to exceed $75,000 for any fiscal quarter commencing with the fiscal quarter ending March 31, 2012, (ix) any non-cash expenses incurred in connection with stock options and other equity-based compensation, (x) non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, (xi) standard inventory revaluation write-downs, (xii) non-cash losses on Hedging Agreements, (xiii) commissions accrual adjustment, (xiv) losses from the Excluded Subsidiaries, (xv) any expenses incurred in connection with stock offerings, and (xvi) for each fiscal quarter specified on Schedule 1.01(F), the expenses set forth on Schedule 1.01(F) in an aggregate amount not to exceed the amount set forth opposite such expenses for such fiscal quarter minus (c) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent included in determining Consolidated Net Income of such Person for such period: (i) non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of Accounts Receivable in the ordinary course of business) for such period, (ii) non-cash gains on Hedging Agreements, (iii) profits from the Excluded Subsidiaries, all as determined on a consolidated basis and (iv) consignment revenue for the fiscal quarter ended December 31, 2011 from the Excluded Subsidiaries; provided, that Consolidated EBITDA for any period set forth on Schedule 1.01(D) shall be deemed to equal the amount for such period as set forth on Schedule 1.01(D)."

(iii)               The definition of "Excess Cash Flow" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Excess Cash Flow" means, with respect to any Person for any period, (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of (i) all scheduled cash principal payments (excluding any principal payments made pursuant to Section 2.05(c)(iv)) on the Term Loans made during such period, and all cash principal payments on Indebtedness (other than Indebtedness incurred under this Agreement) of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments), (ii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period, (iii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through an Equity Issuance), (iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (v) taxes paid in cash by such Person and its Subsidiaries for such period, (vi) the excess, if any, of Working Investment at the end of such period over Working Investment at the beginning of such period (or minus the excess, if any, of Working Investment at the beginning of such period over Working Investment at the end of such period), (vii) the cash portion of Permitted Investments made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement, (viii) all Applicable Prepayment Premium paid in cash during such period, if any, (ix) all Restricted Payments paid in cash during such period, if any, pursuant to clause (D)(1) of the proviso in Section 7.02(h), (x) all Fenwick Restructuring Costs to the extent paid in cash during such period, if any, and (xi) the amount of expenses included in the calculation of Consolidated EBITDA pursuant to clause (b)(xvi) of the definition of Consolidated EBITDA with respect to consulting fees paid in cash during such period to a director and other expenses set forth on Schedule 1.01(F) under the column "Fiscal Quarter Ended 6/30/13" paid in cash during such period."

(iv)               The definition of "Existing Term Loan Indebtedness" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Existing Term Loan Indebtedness" has the meaning specified therefor in Section 2.01(a)(v)."

(v)                The definition of "Fee Letter" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Fee Letter" means the amended and restated fee letter, dated as of the Seventh Amendment Effective Date, among the Borrower and the Collateral Agent."

(vi)               The proviso at the end of the first sentence of the definition of "Fixed Charge Coverage Ratio" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"; provided that (i) for the fiscal quarter ending December 31, 2013, solely for the purposes of clause (b)(i) of this definition, the principal amount of the Term Loan payable on October 1, 2013 pursuant to Section 2.03(b) shall be $1,350,000, (ii) for the first three fiscal quarters ending after the Effective Date, Consolidated Net Interest Expense described in clause (b)(ii) above shall be calculated on an Annualized Basis."

(vii)             Clause (i) of the definition of "Permitted Indebtedness" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(i)               [reserved]; and"

(viii)            Clause (g) of the definition of "Permitted Investment" in Section 1.01 of the Financing Agreement is hereby amended and restated in their entirety to read as follows:

"(g)             [reserved];"

(ix)                The definition of "Subordinated Indebtedness" in Section 1.01 of the Financing Agreement is hereby amended by deleting the following parenthetical "(including, without limitation, Indebtedness evidenced by the Wanxiang Guaranty)".

(x)                  The definition of "Term Loan" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Term Loan" means, collectively, the loans made by the Term Loan Lenders to the Borrower on the Effective Date, the Second Amendment Effective Date and the Seventh Amendment Effective Date pursuant to Sections 2.01(a)(ii), 2.01 (a)(iii) and 2.01(a)(iv)."

(xi)                The definition of "Term Loan Commitment" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Term Loan Commitment" means an Initial Term Loan Commitment, an Additional Term Loan Commitment and/or a Second Additional Term Loan Commitment."

(xii)               The definition of "Total Term Loan Commitment" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Total Term Loan Commitment" means the sum of (a) the amount of the Lenders' Initial Term Loan Commitments, (b) the amount of the Lenders' Additional Term Loan Commitments and (c) the amount of the Lenders' Second Additional Term Loan Commitments."

(d)            Section 2.01(a) (Commitments).  Section 2.01(a) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(a)              Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i)            each Revolving Loan Lender severally and not jointly agrees to make Revolving Loans to the Borrower at any time and from time to time after the Effective Date to the Final Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment;

(ii)           each Term Loan Lender severally agrees to make a Term Loan to the Borrower on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Initial  Term Loan Commitment;

(iii)         each Term Loan Lender severally agrees to make a Term Loan to the Borrower on the Second Amendment Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Additional Term Loan Commitment;

(iv)         each Term Loan Lender severally agrees to make a Term Loan to the Borrower on the Seventh Amendment Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Second Additional Term Loan Commitment; and

(v)           notwithstanding anything to the contrary contained in this Section 2.01(a), the Loan Parties hereby acknowledge, confirm and agree that (A) immediately prior to the Seventh Amendment Effective Date, the outstanding principal amount of the Term Loan is equal to $83,300,000 (such Indebtedness being hereinafter referred to as the "Existing Term Loan Indebtedness"), (B) such Existing Term Loan Indebtedness shall not be repaid on the Seventh Amendment Effective Date, but rather shall be re-evidenced by this Agreement as a portion of the Term Loan outstanding hereunder, (C) the additional Term Loan made on the Seventh Amendment Effective Date shall be an amount equal to the Total Second Additional Term Loan Commitment, and (D) for all purposes of this Agreement and the other Loan Document, the sum of the Existing Term Loan Indebtedness immediately prior to the Seventh Amendment Effective Date ($83,300,000) and the additional Term Loan made on the Seventh Amendment Effective Date ($20,000,000) shall constitute the Term Loan outstanding on the Seventh Amendment Effective Date in the aggregate principal amount of $103,300,000."

(e)                 Section 2.01(b)(ii) (Term Loan Commitments).  Section 2.01(b)(ii) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(ii)              The aggregate principal amount of the Term Loan made on the Effective Date shall not exceed the Total Initial Term Loan Commitment.  The aggregate principal amount of the Term Loan made on the Second Amendment Effective Date shall not exceed the Total Additional Term Loan Commitment.  The aggregate principal amount of the Term Loan made on the Seventh Amendment Effective Date shall not exceed the Total Second Additional Term Loan Commitment.  Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed."

(f)                  Section 2.02(a)(ii) (Making the Loans).  Section 2.02(a)(ii) of the Financing Agreement is hereby amended by replacing the reference therein to "with respect to the Term Loan, must be either the Effective Date or the Second Amendment Effective Date" with "with respect to the Term Loan, must be the Effective Date, the Second Amendment Effective Date or the Seventh Amendment Effective Date".

(g)                 Section 2.03(b) (Repayment of Loans; Evidence of Debt).  Section 2.03(b) of the Financing Agreement is hereby amended by amending and restating the table set forth therein to read as follows:

"Payment Date	Installment
October 1, 2012	$250,000
January 1, 2013	$250,000
April 1, 2013	$600,000
July 1, 2013	$600,000
October 1, 2013, and the first day of each calendar quarter thereafter	$2,100,000"

(h)                Section 2.05(a)(ii) (Reduction of Term Loan Commitments).  Section 2.05(a)(ii) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(ii)              Term Loan.  The Total Initial Term Loan Commitment shall terminate at 5:00 p.m. (New York time) on the Effective Date.  The Total Additional Term Loan Commitment shall terminate at 5:00 p.m. (New York time) on the Second Amendment Effective Date. The Total Second Additional Term Loan Commitment shall terminate at 5:00 p.m. (New York time) on the Seventh Amendment Effective Date."

(i)                  Section 2.05(c)(vi) (Mandatory Prepayments).  The second parenthetical of Section 2.05(c)(vi) of the Financing Agreement is hereby amended and restated to read as follows: "(other than Equity Issuances pursuant to the Wanxiang Warrant)".

(j)                  Section 6.01(t) (Use of Proceeds).  Section 6.01(t) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(t)            Use of Proceeds.  The proceeds of the Loans shall be used to (i) refinance existing indebtedness of the Borrower owed to the Existing Lenders, (ii) in the case of Term Loans made on the Seventh Amendment Effective Date, satisfy in full all outstanding obligations of the Borrower under the Wanxiang Guaranty, (iii) pay fees and expenses in connection with the transactions contemplated hereby, and (iv) fund working capital of the Borrower for other general corporate purposes.  The Letters of Credit will be used for general working capital purposes."

(k)                 Section 7.02(b) (Indebtedness).  Section 7.02(b) of the Financing Agreement is hereby amended by deleting the following in the last sentence of such Section: ", other than the guarantee pursuant to the Wanxiang Guaranty subject to the terms and conditions of the Wanxiang Subordination Agreement ".

(l)            Section 7.02(g) (Capital Expenditures).  Section 7.02(g) of the Financing Agreement is hereby amended by amending and restating the table set forth therein to read as follows:

"Period	Capital Expenditure
Fiscal Year ended March 31, 2013	$2,500,000
Fiscal Year ended March 31, 2014	$3,000,000
Fiscal Year ended March 31, 2015	$3,000,000
Fiscal Year ended March 31, 2016	$2,500,000
Fiscal Year ended March 31, 2017	$2,500,000"

(i)                   Section 7.02(l) (Limitation on Issuance of Equity Interests).  The proviso in Section 7.02(l)(i) of the Financing Agreement is hereby amended and restated to read as follows:

"; provided that, to the extent permitted by this Agreement and subject to clause (ii) below, the Borrower may issue and sell Qualified Equity Interests so long as no Change of Control would result therefrom."

(m)                Section 7.03(a) (Senior Leverage Ratio).  Section 7.03(a) of the Financing Agreement is hereby amended and restated to read as follows:

"(a)              Senior Leverage Ratio .  Permit the Senior Leverage Ratio of the Borrower and its Subsidiaries for any period of 4 consecutive fiscal quarters of the Borrower and its Subsidiaries for which the last fiscal quarter ends on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter End	Senior Leverage Ratio
March 31, 2012	3.00:1.00
June 30, 2012	3.30:1.00
September 30, 2012	3.40:1.00
December 31, 2012	3.30:1.00
March 31, 2013	3.05:1.00
June 30, 2013	3.05:1.00
September 30, 2013	3.55:1.00
December 31, 2013	3.30:1.00
March 31, 2014	3.30:1.00
June 30, 2014	3.30:1.00
September 30, 2014	3.30:1.00
December 31, 2014	3.05:1.00
March 31, 2015	3.05:1.00
June 30, 2015 and each fiscal quarter ended thereafter	2.80:1.00"

(n)                 Section 7.03(b) of the Financing Agreement is hereby amended and restated to read as follows:

"(b)             Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries for any period of 4 consecutive fiscal quarters of the Borrower and its Subsidiaries for which the last fiscal quarter ends on a date set forth below to be less than the ratio set forth opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio
March 31, 2012	1.20:1.00
June 30, 2012	1.10:1.00
September 30, 2012	1.10:1.00
December 31, 2012	1.10:1.00
March 31, 2013	1.15:1.00
June 30, 2013	1.15:1.00
September 30, 2013 and each fiscal quarter ended thereafter	1.05:1.00"

(o)                 Section 7.03(d) of the Financing Agreement is hereby amended and restated to read as follows;

"(d)              Liquidity.  Permit Liquidity on the dates set forth below to be less than the amount set forth opposite such date:

Date	Minimum Liquidity
June 28, 2013
$25,000,000 minus to the extent Specified Costs paid in cash during the period from the Sixth Amendment Effective Date to June 28, 2013 exceed cash receipts from the Borrower's wheel hubs and bearings business during such period, the amount equal to the lesser of such excess and $8,000,000

July 31, 2013
$26,000,000 minus to the extent Specified Costs paid in cash during the period from the Sixth Amendment Effective Date to July 31, 2013 exceed cash receipts from the Borrower's wheel hubs and bearings business during such period, the amount equal to the lesser of such excess and $8,000,000

August 30, 2013
$27,000,000 minus (i) to the extent Specified Costs paid in cash during the period from the Sixth Amendment Effective Date to August 30, 2013 exceed cash receipts from the Borrower's wheel hubs and bearings business during such period, the amount equal to the lesser of such excess and $8,000,000, (ii) the Seventh Amendment Closing Fee (as defined in the Fee Letter), (iii) an aggregate amount not to exceed $900,000 of interest accrued under the Wanxiang Guaranty during the period from May 1, 2013 to August 31, 2013 and (iv) the aggregate amount of transaction fees related to the Seventh Amendment and the restructuring of Fenwick paid during the period commencing on August 1, 2013 to August 31, 2013 approved in writing by the Required Lenders"

(p)                 Schedules to Financing Agreement.

(i)                   Schedule 1.01(F) of the Financing Agreement is set forth on Annex II hereto.

(ii)                 Schedule 1.01(G) of the Financing Agreement is set forth on Annex II hereto.

3.                   Conditions to Effectiveness.  The effectiveness of this Seventh Amendment is subject to the fulfillment, in a manner satisfactory to the Agents, of each of the following conditions precedent (the date such conditions are fulfilled or waived by the Agents is hereinafter referred to as the "Seventh Amendment Effective Date"):

(a)                 Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in this Seventh Amendment, ARTICLE VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Seventh Amendment Effective Date are true and correct on and as of the Seventh Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Seventh Amendment Effective Date or would result from this Seventh Amendment becoming effective in accordance with its terms.

(b)                 Execution of Amendment.  The Agents and the Lenders shall have executed this Seventh Amendment and shall have received a counterpart to this Seventh Amendment, duly executed by each Loan Party.

(c)                 Payment of Fees, Etc.  The Borrower shall have paid on or before the Seventh Amendment Effective Date all fees and invoiced costs and expenses then payable by the Borrower pursuant to the Loan Documents, including, without limitation, Sections 2.06 and 12.04 of the Financing Agreement.

(d)                Delivery of Documents.  The Collateral Agent shall have received on or before the Seventh Amendment Effective Date the following, each in form and substance reasonably satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Seventh Amendment Effective Date:

(i)            certified copies of request for copies of information on Form UCC‑11, listing all effective financing statements which name as debtor any Loan Party, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens, other than Permitted Liens;

(ii)           a copy of the resolutions of each Loan Party, certified as of the Seventh Amendment Effective Date by an Authorized Officer thereof, authorizing (A) the additional borrowings and transactions contemplated hereby and (B) the execution, delivery and performance by such Loan Party of this Seventh Amendment, the performance of the Loan Documents as amended thereby, and the execution and delivery of the other documents to be delivered by such Loan Party in connection herewith and therewith;

(iii)         a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign this Seventh Amendment and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(iv)        a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Seventh Amendment Effective Date as to the subsistence in good standing of, and, to the extent obtainable with the use of commercially reasonable efforts, the payment of taxes by, such Loan Party in such jurisdictions;

(v)          a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Seventh Amendment Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction (or, to the extent the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of such Loan Party has not been amended, modified or supplemented since the Effective Date, a certificate from an Authorized Officer of such Loan Party certifying that such charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of such Loan Party not been amended, modified or supplemented since the Effective Date);

(vi)         a copy of the Governing Documents of each Loan Party, together with all amendments thereto, certified as of the Seventh Amendment Effective Date by an Authorized Officer of such Loan Party (or, to the extent the Governing Documents of such Loan Party have not been amended, modified or supplemented since the Effective Date, a certificate from an Authorized Officer of such Loan Party certifying that the Governing Documents have not been amended, modified or supplemented since the Effective Date);

(vii)       an opinion of Latham & Watkins LLP, counsel to the Loan Parties, in form and substance satisfactory to the Collateral Agent and as to such matters as the Collateral Agent may reasonably request;

(viii)      a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (a) of this Section 3;

(ix)         a certificate of the chief financial officer of each Loan Party, certifying as to the solvency of such Loan Party, after giving effect to the consummation of the transactions contemplated hereby, which certificate shall be satisfactory in form and substance to the Collateral Agent;

(x)           a Notice of Borrowing;

(xi)         the Fee Letter, duly executed by the Borrower; and

(xii)        such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agents in form and substance, as any Agent may reasonably request.

(e)                 Legality.  The making of the Term Loan shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(f)                  Notices.  The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 of the Financing Agreement.

(g)                Proceedings; Receipt of Documents.  All proceedings in connection with the making of the Term Loan and the other transactions contemplated by this Seventh Amendment, the Financing Agreement, as amended hereby, and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and their counsel, and the Agents and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to the Agents, as the Agents or such counsel may reasonably request.

4.                   Representations and Warranties.  Each Loan Party represents and warrants as follows:

(a)                 Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, and to execute and deliver this Seventh Amendment, and to consummate the transactions contemplated hereby and by the Financing Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

(b)                Authorization, Etc.  The execution, delivery and performance by each Loan Party of this Seventh Amendment, and the performance of the Financing Agreement, as amended hereby, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Governing Documents or any applicable Requirement of Law in any material respect or any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)                Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance of this Seventh Amendment by the Loan Parties, and the performance of the Financing Agreement, as amended hereby.

(d)                Enforceability of the Seventh Amendment.  This Seventh Amendment and the Financing Agreement, as amended hereby, when delivered hereunder, will be a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with the terms thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

(e)                Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in this Seventh Amendment, ARTICLE VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Seventh Amendment Effective Date are true and correct on and as of the Seventh Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) no Default or Event of Default has occurred and is continuing on the Seventh Amendment Effective Date or would result from this Seventh Amendment becoming effective in accordance with its terms.

(f)                  Obligations under the Wanxiang Transaction Documents.  Upon payment to Wanxiang in accordance with Section 6(a) below, all of the Guaranteed Liabilities (as defined in the Wanxiang Guaranty) and all other amounts payable by the Borrower pursuant to the Wanxiang Guaranty (other than contingent indemnification obligations and expense reimbursement obligations as to which no claim has been made) shall be paid in full.

5.                   Payment of Subordinated Debt.  Notwithstanding the provisions of (a) Section 7.02(m) of the Financing Agreement and (b) the Wanxiang Subordination Agreement prohibiting the payment of any Subordinated Debt (as defined in the Wanxiang Subordination Agreement) until the Senior Obligations (as defined in the Wanxiang Subordination Agreement) have been Paid in Full (as defined in the Wanxiang Subordination Agreement), the Agents and the Lenders hereby consent and agree to the payment of Subordinated Debt under the Wanxiang Guaranty in an aggregate amount not to exceed the Limitation (as defined in the Wanxiang Guaranty) by the Borrower, free and clear of any restrictions under Section 7.02(m) of the Financing Agreement and the Wanxiang Subordination Agreement.

6.                   Covenants.

(a)                 Within 1 Business Day of the Seventh Amendment Effective Date, the Borrower shall make payments to Wanxiang under the Wanxiang Guaranty in an aggregate amount equal to the lesser of (i) the outstanding amount of obligations owed to Wanxiang under the Wanxiang Guaranty and (ii) the Limitation.

(b)                 Within 10 Business Days of the Seventh Amendment Effective Date, the Borrower shall deliver an amendment to the Pledge Agreement, in form and substance reasonably satisfactory to the Collateral Agent, and such amendment shall be formalized in accordance with the laws of Mexico in a manner reasonably satisfactory to the Collateral Agent.

7.                   Release.  Each Loan Party hereby acknowledges and agrees that:  (a) neither it nor any of its Affiliates has any claim or cause of action against any Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) each Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties and their Affiliates under the Financing Agreement and the other Loan Documents that are required to have been performed on or prior to the date hereof.  Notwithstanding the foregoing, the Agents and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agents' and the Lenders' rights, interests, security and/or remedies under the Financing Agreement and the other Loan Documents.  Accordingly, for and in consideration of the agreements contained in this Seventh Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the "Releasors") does hereby fully, finally, unconditionally and irrevocably release and forever discharge each Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the "Released Parties") from any and all debts, claims, obligations, damages, costs, attorneys' fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Seventh Amendment Effective Date directly arising out of, connected with or related to this Seventh Amendment, the Financing Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral.

8.                   Reaffirmation.  The Borrower hereby confirms its grant of a security interest and other obligations under and subject to the terms of the Security Agreement and the Pledge Agreement, and agrees that, notwithstanding the effectiveness of this Seventh Amendment or any of the transactions contemplated hereby, such grant of security interest and other obligations are not impaired or adversely affected in any manner whatsoever and shall continue to be in full force and effect and shall continue to secure all the Secured Obligations (as defined in the Security Agreement), as amended, increased and/or extended pursuant to this Seventh Amendment.

9.                   Miscellaneous.

(a)                Continued Effectiveness of the Financing Agreement and the Other Loan Documents.  Except as otherwise expressly provided herein, the Financing Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Seventh Amendment Effective Date (i) all references in the Financing Agreement to "this Agreement", "hereto", "hereof", "hereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Seventh Amendment, and (ii) all references in the other Loan Documents to the "Financing Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Seventh Amendment. To the extent that the Financing Agreement or any other Loan Document purports to pledge to the Collateral Agent, or to grant to the Collateral Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects.  Except as expressly provided herein, the execution, delivery and effectiveness of this Seventh Amendment shall not operate as an amendment of any right, power or remedy of the Agents and the Lenders under the Financing Agreement or any other Loan Document, nor constitute an amendment of any provision of the Financing Agreement or any other Loan Document.

(b)                Counterparts.  This Seventh Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Seventh Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Seventh Amendment.

(c)                 Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Seventh Amendment for any other purpose.

(d)                 Costs and Expenses.  The Borrower agrees to pay on demand all fees, costs and expenses of the Agents and the Lenders in connection with the preparation, execution and delivery of this Seventh Amendment.

(e)                 Seventh Amendment as Loan Document.  Each Loan Party hereby acknowledges and agrees that this Seventh Amendment constitutes a "Loan Document" under the Financing Agreement.  Accordingly, it shall be an Event of Default under the Financing Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Seventh Amendment, which representation or warranty is (A) subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made, or (B) not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Seventh Amendment.

(f)                  Severability .   Any provision of this Seventh Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)                 Governing Law.  This Seventh Amendment shall be governed by the laws of the State of New York.

(h)               Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SEVENTH AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

BORROWER:

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn Joffe
	Name:	Selwyn Joffe
	Title:	Chairman, President & CEO

SEVENTH AMENDMENT

COLLATERAL AGENT:

CERBERUS BUSINESS FINANCE, LLC

By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	Vice Chairman

SEVENTH AMENDMENT

ADMINISTRATIVE AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Fred Kiehne
	Name:	Fred Kiehne
	Title:	Senior Vice President

SEVENTH AMENDMENT

LENDERS:

A5 FUNDING L.P.

By:	A5 Fund Management LLC
Its:	General Partner

By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	Vice President

ABLECO FINANCE LLC

By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	Vice Chairman

CERBERUS ASRS FUNDING LLC

By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	Vice President

CERBERUS AUS LEVERED LP

By:	CAL I GP LLC
Its:	General Partner

By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	Vice President

CERBERUS LEVERED LOAN OPPORTUNITIES FUND I, L.P.

By:	Cerberus Levered Opportunities GP, LLC
Its:	General Partner

By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	Senior Managing Director

SEVENTH AMENDMENT

CERBERUS N-1 FUNDING LLC

By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	Vice President

CERBERUS OFFSHORE LEVERED I L.P.

By:	COL I GP Inc.
Its:	General Partner

By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	Vice President

CERBERUS ONSHORE LEVERED II LLC

By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	Vice President

CERBERUS OFFSHORE LEVERED II LP

By:	COL II GP Inc.
Its:	General Partner

By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	Vice President

CERBERUS NJ CREDIT OPPORTUNITIES FUND, L.P.

By:	Cerberus NJ Credit Opportunities GP, LLC
Its:	General Partner

By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	Senior Managing Director

SEVENTH AMENDMENT

CERBERUS LEVERED LOAN OPPORTUNITIES FUND II, L.P.

By:	Cerberus Levered Opportunities II GP, LLC
Its:	General Partner

By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	Senior Managing Director

CERBERUS ASRS HOLDINGS LLC

By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	Vice President

SEVENTH AMENDMENT

ANNEX I

SCHEDULE 1.01(F)

SPECIFIED EBITDA ADDBACKS

Expenses	Fiscal Quarter Ended 9/30/12	Fiscal Quarter Ended 12/31/12	Fiscal Quarter Ended 3/31/13	Fiscal Quarter Ended 6/30/13
Liquidated damages paid to certain stockholders of the Borrower	$150,000.00	$450,000.00	$75,000.00	$0
Consulting fees paid to and accrued for a director	$0	$0	$650,000.00	$0
Legal fees paid to counsel in connection with Fenwick's bankruptcy filing and other related transactions	$0	$0	$263,000.00	$459,000.00
Professional fees of independent auditors and legal and travel and other administrative costs, fees and expenses incurred in connection with the management of the Excluded Subsidiaries	$0	$0	$0	$1,014,000.00
Consulting fees paid to consultants regarding undercar matters	$0	$0	$75,000.00	$75,000.00
Professional fees paid to financial advisors	$0	$0	$350,000.00	$4,000.00

ANNEX II

SCHEDULE 1.01(G)

LENDERS AND LENDERS' SECOND ADDITIONAL TERM LOAN COMMITMENTS

Lender	Second Additional Term Loan Commitment
ABLECO FINANCE LLC	$3,919,841.32
CERBERUS ASRS HOLDINGS LLC	$4,559,931.25
CERBERUS NJ CREDIT OPPORTUNITIES FUND, L.P.	$2,298,283.08
CERBERUS LEVERED LOAN OPPORTUNITIES FUND II, L.P.	$9,221,944.35
Total	$20,000,000